EXHIBIT 5.1

STROOCK & STROOCK & LAVAN LLP
180 Maiden Lane
New York, New York 10038

October 20, 1997

Directors Asset Conduit Corporation
c/o Norwest Mortgage, Inc.
343 Thornall Street, 5th Fl.
Edison, New Jersey  078837

Re: DIRECTORS ASSET CONDUIT CORPORATION REGISTRATION STATEMENT ON FORM S-3 (NO. 333-32577)

Ladies and Gentlemen:

We have acted as counsel for Directors Asset Conduit Corporation, a Delaware corporation (the "Company"), in connection with the authorization and issuance from time to time in one or more series of Asset Backed Certificates (collectively, the "Certificates") and Asset Backed Notes (collectively, the "Notes", and together with the Certificates, the "Securities"). A Registration Statement on Form S-3 (No. 333-32577), as amended, relating to the Securities and the Guaranty referred to below (the "Registration Statement") is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. As set forth in the Registration Statement, separate Trusts (each, a "Trust") will be established either pursuant to the conditions of a separate pooling and servicing agreement (each, a "Pooling and Servicing Agreement") or pursuant to the conditions of a separate Trust Agreement (each, a "Trust Agreement"), and each Trust will issue Certificates pursuant to the respective Pooling and Servicing Agreement and/or Notes pursuant to an Indenture (each, an "Indenture").

We have examined original or reproduced or certified copies of the Certificate of Incorporation and By-laws of the Company, each as amended to date, records of actions taken by the Company's Board of Directors, a form of Pooling and Servicing Agreement, a form of Trust Agreement, a form of Indenture, forms of Securities, the prospectus and form of prospectus supplement relating to Home Equity Asset-Backed Securities. We also have examined such other documents, papers, statutes and authorities as we deem necessary as a basis for the opinions hereinafter set forth. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us as certified or reproduced copies. As to various matters material to such opinions, we have relied upon the representations and warranties in the form of Pooling and Servicing Agreement and statements and certificates of officers and representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

          1. When a Pooling and Servicing Agreement or master servicing agreement (each, a "Master Servicing Agreement"), loan purchase agreement (each "Loan Purchase Agreement"), Trust Agreement and Indenture have been duly and validly authorized, executed and delivered by the Company, the Originators and the independent trustee or trustees that are party thereto, it will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

          2. When a series of Notes or a series Certificates, as applicable, have been duly and validly authorized by all necessary action on the part of the Company (subject to the terms thereof being otherwise in compliance with applicable law at such time) and when executed as specified in, and delivered pursuant to, a Pooling and Servicing Agreement or Master Servicing Agreement, Trust Agreement and Indenture, and when sold as described in the Registration Statement, they will be validly issued and outstanding and entitled to the benefits of the Pooling and Servicing Agreement or Master Servicing Agreement, Trust Agreement and Indenture, and will evidence the entire beneficial ownership of the applicable Trust.

          3. The information in the Prospectus under the caption "Federal Income Tax Consequences," and in the form of prospectus supplement forming a part of the Prospectus under the caption " Federal Income Tax Consequences," to the extent that it constitutes matters of law or legal conclusions, sets forth our opinion with respect to the material Federal income tax consequences of an investment in the Securities.

In rendering the foregoing opinions, we express no opinion as to laws of any jurisdiction other than the State of New York and the Federal law of the United States of America. Our opinions expressed in paragraphs 1 and 2 are subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and we express no opinion with respect to the application of equitable principles in any proceeding, whether at law or in equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to us in each Prospectus and to the filing of this opinion as an exhibit to any application made by or on behalf of the Company or any dealer in connection with the registration of the Securities under the securities or blue sky laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



STROOCK & STROOCK & LAVAN LLP